EXHIBIT 9.2

                                IRREVOCABLE PROXY



         The undersigned hereby appoints TMRC, L.L.P., as the undersigned's lawful attorney-in-fact with full power of substitution for the undersigned, and in the undersigned's name, place, and stead, in his sole discretion to vote and otherwise represent all of the shares of common stock of Travis Boats & Motors, Inc., a Texas corporation (the "Company"), owned by the undersigned and standing in the undersigned's name on the books of the Company and all shares of voting securities in the Company of any class or series which the undersigned may acquire at any time during the term of this Irrevocable Proxy. The attorney-in-fact is hereby authorized to take all necessary or appropriate action which the undersigned would be permitted to take at all meetings of shareholders of the Company and with respect to any consents in lieu of meetings which shareholders of the Company are requested to execute in connection with any and all matters brought before the shareholders, including but not limited to, the election of directors of the Company. The attorney-in-fact named herein shall have all the power the undersigned would possess if personally present on all matters brought before the shareholders of the Company for a vote.

         The undersigned authorizes the attorney-in-fact to substitute any other person to act under this Irrevocable Proxy, to revoke any substitution, and to file this Irrevocable Proxy and any substitution or revocation with the Company.

         This Irrevocable Proxy is being executed in conjunction with a Voting Trust Agreement of even date herewith among TMRC, L.L.P., Mark T. Walton, Robert
C. Siddons, JE Simpson Family Partners, LP, Stephen W. Gurasich, E.D. Bohls, Echo Bay, Ltd., Walton Investments, Ltd., James C. Bohls, the undersigned, and Kenneth N. Burroughs, as Trustee. This Irrevocable Proxy is coterminous with the Voting Trust Agreement and shall extend until, and shall be irrevocable prior to, January 7, 2008, or the date of termination of the Voting Trust Agreement, at which time this Irrevocable Proxy shall expire; shall be deemed coupled with an interest; and shall survive the death or incapacity of the undersigned.

         The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the attorney-in-fact may lawfully do by virtue hereof.

         EXECUTED to be effective the 7th day of January, 2003.





                                          -------------------------------------
                                          Ronnie L. Spradling